EXHIBIT (a)(12)
AMENDMENT AND SUPPLEMENT
DATED JANUARY 25, 2007
to
ORBITAL SCIENCES CORPORATION
OFFER TO AMEND THE PORTION OF CERTAIN OUTSTANDING OPTIONS THAT WERE UNVESTED AS OF
DECEMBER 31, 2004
DATED JANUARY 5, 2007

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON TUESDAY, FEBRUARY 6, 2007, UNLESS THE OFFER IS EXTENDED.
This Amendment and Supplement, dated January 25, 2007, amends and supplements the original Offer to Amend, dated January 5, 2007 (the “Offer to Amend”). This Amendment and Supplement relates to the offer by Orbital Sciences Corporation (“Orbital”, the “Company”, “us” or “we”) to amend certain stock options to purchase shares of the Company’s common stock, par value $0.01 per share (“Orbital common stock”), previously granted to its employees under the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan, as amended (the “Plan”). The offer set forth in the Offer to Amend, as amended by this Amendment and Supplement, and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) will expire on the expiration date, currently set for 5:00 p.m., Eastern Time, on February 6, 2007, unless extended (the “Expiration Date”). All defined terms used in this Amendment and Supplement but not defined herein have the meanings assigned to them in the Offer to Amend.
The Offer to Amend is amended and supplemented by adding the following sentence to (i) page 2, as the last sentence of the first paragraph under “Summary Term Sheet—“Who is eligible to participate in the Offer?” and (ii) page 10, as the last sentence under “The Offer—Section 1. Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations—Eligible Participants”:
“Former employees of Orbital who hold Eligible Options are eligible to participate in the Offer.”
Except as amended and supplemented hereby, the Offer to Amend shall remain unchanged.
Please note that if you have already accepted the Offer by submitting a properly completed and duly executed Letter of Transmittal, you do not need to resubmit such document.
You should direct questions about the Offer or requests for assistance or for additional copies of this document, the Offer to Amend or the Letter of Transmittal to Vanessa Hoang by telephone at (703) 406-5505 or by e-mail at hoang.vanessa@orbital.com.